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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          Date of report (Date of earliest event report) March 14, 1997

                              LSB BANCSHARES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 North Carolina
                 (State or Other Jurisdiction of Incorporation)

               0-11448                                  56-1348147
       (Commission File Number)            (I.R.S. Employer Identification No.)

                 One LSB Plaza, Lexington, North Carolina 27292
               (Address of Principal Executive Offices) (Zip Code)

                                 (910) 248-6500
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



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ITEM 5.  OTHER EVENTS.

On March 14, 1997, LSB Bancshares, Inc. (the "Company), Lexington State Bank, for which the Company serves as a holding company, and Old North State Bank entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Old North State Bank shareholders will receive shares of the Company's common stock in exchange for their shares of common stock of Old North State Bank. Each share of Old North State Bank common stock outstanding would be exchanged for 0.948 shares of the Company's common stock, subject to adjustment based on the price of the Company's common stock at the time the merger is completed.

The total value of the merger transaction is $30 million, or $18.96 per share of Old North State Bank common stock, based on the recent trading price of the Company's common stock of $20.00 per share. Under the Merger Agreement, Old North State Bank has granted the Company an option to purchase from Old North State Bank 265,675 shares of Old North State Bank common stock at a price of $8.00 per share, exercisable only upon the occurrence of certain events. The merger is subject to regulatory and shareholder approvals and is expected to be completed in the third quarter of 1997.

Old North State Bank has $128 million in assets and seven branch offices located in Forsyth and Stokes Counties in North Carolina. Based on data as of September 30, 1996, the merger transaction would increase the Company's asset base to approximately $554 million, which would make the Company the largest community bank based in the Piedmont area of North Carolina and the tenth largest commercial bank in the state.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      The following exhibits are filed herewith:

Exhibit No.   Description of Exhibit
-----------   ----------------------

     2 Form of Agreement and Plan of Reorganization and Merger by and among LSB Bancshares, Inc., Lexington State Bank, and Old North State Bank.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LSB BANCSHARES, INC.



Date: March 26, 1997                    By: /s/ Monty J. Oliver
      ----------------------                -------------------------------
                                            Monty J. Oliver
                                            Executive Vice President



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                                  EXHIBIT INDEX




Exhibit No.   Description of Exhibit
-----------   ----------------------

     2 Form of Agreement and Plan of Reorganization and Merger by and among LSB Bancshares, Inc., Lexington State Bank, and Old North State Bank.